Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of CFS Bancorp, Inc. on Form S-8, as amended (File Nos. 333-62053, 333-62049, 333-84207 and 333-105687), of our report dated March 6, 2012 on the consolidated financial statements of CFS Bancorp, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 6, 2012